AMENDMENT TO STOCK PURCHASE AGREEMENT (this
                    "Amendment"), dated as of July 20, 1997, made by and between ARV Assisted Living, Inc., a California corporation (the "Company"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company or an Affiliate thereof (the "Advancing Party") and Prometheus Assisted Living LLC, a Delaware limited liability company and an affiliate of the Advancing Party ("Buyer"), amending that certain Stock Purchase Agreement dated as of July 14, 1997, made by and between the parties hereto (the "Agreement")(terms used herein but not defined have the meanings assigned to such terms in the Agreement).


          WHEREAS, the parties hereto have entered into the Agreement and now desire to modify certain terms thereof.

          NOW, THEREFORE, in consideration of the provisions and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding anything to the contrary in the Agreement and the Transaction Documents, the parties hereto hereby agree as follows:

          1. Section 5.9, Section 6.4, Section 7.1(a) and Section
7.1(c) of the Agreement are hereby deleted.

          2. Section 2.3 of the Agreement is hereby replaced in its entirety as follows:

          "Section 2.3 Initial Closing. Subject to the terms and conditions hereof, immediately following the date on which the applicable conditions set forth in Sections 7.1, 7.3 and 7.4 shall have been satisfied or duly waived, Buyer will purchase and acquire (and the Advancing Party shall advance sufficient funds for such purchase) from the Company, and the Company will sell, convey, assign, transfer and deliver to Buyer, the Initial Number of Shares of Company Common Stock, and Buyer will pay to the Company the Purchase Price for such shares of Company Common Stock (the "Initial Closing"); provided, however, that if the applicable conditions set forth in Sections 7.1, 7.3 and 7.4 shall have been duly satisfied or waived prior to July 31, 1997, Buyer shall have the option, at its sole discretion, to consummate the Initial Closing by purchasing (i) 1,064,286 of the Initial Number of Shares on the date such conditions are satisfied or waived and (ii) 856,726 of the Initial Number of Shares on a date to be determined at Buyer's election but which date shall be prior to August 1, 1997 (unless expressly provided for herein, each such date on which shares are purchased pursuant to clauses (i) and (ii) of this proviso shall be separately considered an Initial Closing for purposes of this Agreement)."

          3. The last sentence of Section 3.19 of the Agreement is hereby replaced in its entirety as follows:

          "The record date for such vote will be established on or after the latest date that shares are purchased at the Initial Closing."

          4. The first sentence of Section 3.23 of the Agreement is hereby replaced in its entirety as follows:

          "If Buyer obtains knowledge prior to the first date on which shares are purchased at the Initial Closing that any of representations or warranties of the Company set forth in this Article 3 are untrue in any respect and Buyer nevertheless elects to acquire Company Common Stock at the Initial Closing, then such breach shall be deemed to have been waived by the Buyer and the Company shall have no liability to Buyer in respect thereof."

          5. The last sentence of Section 5.4(c) of the Agreement is hereby replaced in its entirety as follows:

          "This provision shall not survive the first date on which shares are purchased at the Initial Closing."

          6. Section 5.10(ii)(y) of the Agreement is hereby replaced in its entirety as follows:

          "(y) with respect to certain matters to be agreed upon by the Company and Buyer prior to the latest date which shares are purchased at the Initial Closing, the affirmative vote or at least four members of the Executive Committee acting at a duly convened meeting of the Executive Committee and"

          7. Section 9.1(a) of the Agreement is hereby replaced in its entirety as follows:

          "This Agreement may be terminated at any time prior to the first date on which shares are purchased at the Initial
          Closing by:"

          8. Section 9.1(b)(iii) of the Agreement is hereby replaced in its entirety as follows:

          "(iii) the Company at any time after the latest date that shares are purchased at the Initial Closing, if the Board in compliance with Section 5.6 hereof determines in good faith to terminate in favor of a Competing Transaction, subject to the Company's obligation to pay Buyer certain fees pursuant to Section 9.3 hereof."

          9. The first sentence of Section 1.84 of the Agreement is hereby replaced in its entirety as follows:

          "'Remaining Equity Commitment' shall mean, on any given date after the Initial Closing, the Total Equity Commitment minus the Purchase Price of the shares acquired at the Initial Closing and, if any Subsequent Purchases shall have occurred, minus the Subsequent Purchase Prices."

          IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.


                            ARV ASSISTED LIVING, INC.



                            by: /s/ Gary L. Davidson
                                --------------------------------
                                Name:  Gary L. Davidson
                                Title: Chairman
                                         & Chief Executive Officer


                            PROMETHEUS ASSISTED LIVING LLC

                                by:  Lazard Freres Real Estate
                                     Investors L.L.C., its sole member


                                     by: /s/ Murry N. Gunty
                                         -----------------------
                                         Name:  Murry N. Gunty
                                         Title: Vice President


                            LAZARD FRERES REAL ESTATE
                            INVESTORS L.L.C.


                                by:  /s/ Murry N. Gunty
                                     ----------------------------
                                     Name:  Murry N. Gunty
                                     Title: Vice President